UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 28, 2009 (July 23, 2009)

Arbor Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32136	20-0057959

(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)
333 Earle Ovington Boulevard, Suite 900 Uniondale, New York 11553
(Address of principal executive offices) (Zip Code)
(516) 832-8002
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Arbor Realty Trust, Inc.
Current Report on Form 8-K
Item 1.01 Entry into a Material Definitive Agreement.
On July 23, 2009, Arbor Realty Trust, Inc. (the “Company”) completed a restructuring of its financing facilities, totaling $374 million (the “New Facility”), with Wachovia Bank, National Association (“Wachovia”). The New Facility amends and replaces the Company’s Credit Agreement, dated as of November 6, 2007, as previously amended, and the Company’s Revolving Loan Agreement, dated as of June 11, 2007, as previously amended.
The restructured facilities with Wachovia consisted of two term loan facilities with an aggregate outstanding balance of $332 million and a working capital facility with an outstanding balance of $42 million. The New Facility consolidates the existing facilities into one term loan facility with an outstanding balance of $317 million and one working capital facility with an outstanding balance of $57 million. The new working capital facility matures on June 8, 2012 and the new term loan facility matures on July 23, 2012, which represent extensions of the maturity dates of the existing facilities.
The New Facility bears interest at a rate of LIBOR plus 350 basis points for the term loan facility and LIBOR plus 800 basis points for the working capital facility, compared to LIBOR plus approximately 200 basis points and LIBOR plus 500 basis points under the previous term loan facilities and working capital facility, respectively. The Company has agreed to pay a commitment fee of 1.00% on the total outstanding balance of the New Facility.
The term loan portion of the New Facility requires a $48 million reduction over the three year term, with approximately $8 million due every six months beginning in December 2009. The working capital portion of the New Facility requires quarterly amortization of up to $3 million per quarter, or $1 million per non-recourse collateralized debt obligation (“CDO”), only if both (a) the CDO is cash flowing to the Company and (b) the Company has maintained a minimum quarterly liquidity level of $27.5 million. The margin call provisions relating to collateral value of the underlying assets in the existing facilities have been eliminated in the New Facility so long as the term loan reductions described above are met, with the exception of limited margin call capability related to foreclosed or real estate-owned assets.
Pursuant to the New Facility, the Company’s annual dividends on its common stock are limited to 100% of taxable income to common shareholders and are required to be paid in the form of the Company’s stock to the maximum extent permissible by law (currently 90%), with the balance payable in cash. The Company will be permitted to pay 100% of taxable income in cash if the term loan facility balance is reduced to $210 million, the working capital facility is reduced to $30 million and the Company maintains at least $35 million of liquidity.
In addition, pursuant to the New Facility, the Company significantly reduced its financial restrictions. The financial covenants in the New Facility require the Company to maintain a minimum quarterly liquidity of $7.5 million in cash and cash equivalents and a minimum quarterly net worth, calculated in accordance with GAAP, of $150 million. Under the New Facility, the Company must also maintain a ratio of total liabilities to tangible net worth of no greater than 4.5 to 1 quarterly.

The New Facility contains a key-man provision, whereby Ivan Kaufman, the Company’s Chairman, Chief Executive Officer and President, is required to remain an officer or director of the Company for the term of the New Facility.
In connection with the New Facility, the Company issued Wachovia 1.0 million warrants to purchase shares of the Company’s common stock at an average strike price of $4.00. Half of the 1.0 million warrants are exercisable immediately at a price of $3.50, 250,000 warrants are exercisable after July 23, 2010 at a price of $4.00 and 250,000 warrants are exercisable after July 23, 2011 at a price of $5.00. All warrants expire on July 23, 2015.
The foregoing description of the New Facility is a summary and is qualified in its entirety by reference to the New Facility attached hereto as Exhibit 10.1.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description

10.1*	First Amended And Restated Credit Agreement, dated as of July 23, 2009, among Arbor Realty Funding, LLC, a Delaware limited liability company, as a Borrower, ARSR Tahoe, LLC, a Delaware limited liability company, as a Borrower, Arbor ESH II LLC, a Delaware limited liability company, as a Borrower, Arbor Realty Limited Partnership, a Delaware limited partnership, as a Borrower and a Guarantor, ART 450 LLC, a Delaware limited liability company, as a Borrower, Arbor Realty Trust, INC., a Maryland corporation, as a Guarantor, Arbor Realty SR, INC., a Maryland corporation, as a Borrower and a Guarantor, the several Lenders from time to time a party thereto, and Wachovia Bank, National Association, a national banking association, as administrative agent for the Lenders thereunder.

10.2*	First Amended And Restated Revolving Loan Agreement, dated as of July 23, 2009, among Arbor Realty Trust, Inc., a Maryland corporation, Arbor Realty GPOP, Inc., a Delaware corporation, Arbor Realty LPOP, Inc., a Delaware corporation, Arbor Realty Limited Partnership, a Delaware limited partnership, Arbor Realty SR, INC., a Maryland corporation, Arbor Realty Collateral Management, LLC, as Borrowers, the several Lenders from time to time a party thereto, and Wachovia Bank, National Association, a national banking association, as administrative agent for the Lenders thereunder and initial lender.

* To be filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 28, 2009	ARBOR REALTY TRUST, INC.

	By: Name:	/s/ Paul Elenio Paul Elenio
	Title:	Chief Financial Officer